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Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-113485
and 333-113485-01

PROSPECTUS

        TYCO INTERNATIONAL GROUP S.A.
Offer to Exchange
New 6% Notes due 2013
for
All $1,000,000,000 of Outstanding 6% Notes due 2013
Fully and Unconditionally Guaranteed by
TYCO INTERNATIONAL LTD.

        This exchange offer will expire at 5 p.m., New York City time, on April 26, 2004, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for new notes will not be a taxable exchange for United States federal income tax purposes.

  •
  The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the new notes.

  •
  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for unregistered securities where the unregistered securities were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with resale. See "Plan of Distribution".

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange.

        See the "Description of the Notes and the Guarantee" section beginning on page 29 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See "Risk Factors", beginning on page 7, for a discussion of the risks that you should consider prior to tendering your outstanding notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 26, 2004

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

        This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        This prospectus incorporates business and financial information about Tyco International Group S.A. and Tyco International Ltd. that is not included in or delivered with the document. This information is available to you free of charge upon written or oral request to Tyco International Ltd., Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The telephone number is (441) 292-8674. To obtain timely delivery, you must request this information no later than April 12, 2004, which is ten business days before the date you must make your investment decision.

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MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data used throughout this prospectus and the documents incorporated by reference from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

ABOUT THIS PROSPECTUS

        Tyco International Group S.A. and Tyco International Ltd. have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibit that is a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at:

Room 1024
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at the address listed above.

        The SEC's website contains reports, proxy statements and other information regarding issuers, like Tyco, that file electronically with the SEC. You may find Tyco's reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about Tyco at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We maintain a website on the Internet at http://www.tyco.com. We make available free of charge on or through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Tyco International Group S.A. and Tyco International Ltd. "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in this

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prospectus or a subsequently filed document that is incorporated by reference. This prospectus incorporates by reference the documents set forth below, which we already have filed with the SEC, and any future filings Tyco International Ltd. makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, except for Current Reports on Form 8-K containing only disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosure, unless otherwise specifically stated in the Form 8-K, until the expiration of the exchange offer:

  Tyco International Ltd. SEC Filings (File No. 001-13836)

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed on December 17, 2003;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended on December 31, 2003, filed on February 17, 2004;

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  Current Report on Form 8-K filed on January 23, 2004;

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  Current Report on Form 8-K filed on February 18, 2004; and

  •
  Current Report on Form 8-K filed on March 10, 2004.

        You may request a copy of these filings at no cost, by writing or calling Tyco at the following address or telephone number:

  Tyco International Ltd.
  Second Floor, 90 Pitts Bay Road
  Pembroke HM 08, Bermuda
  (441) 292-8674

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus or in the documents incorporated by reference that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, future liquidity needs, business strategies, financing plans, competitive position, potential growth opportunities, cost-saving expectations, litigation and governmental investigations, the effects of future regulation and the effects of competition.

        Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        You should understand that many important factors, in addition to those discussed elsewhere in this prospectus or in the documents incorporated by reference, could cause our results to differ materially from those expressed in forward-looking statements. These factors include the "Risk Factors" included in this prospectus.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference. This summary may not contain all of the information that you should consider before deciding to tender your notes. We urge you to read this entire prospectus, including the "Risk Factors," and our public filings, including our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus. The terms "Tyco," "we," "our," "us" and the "Company" refer to Tyco International Ltd. and its consolidated subsidiaries, and the term "TIG" refers to Tyco International Group S.A. Unless the context otherwise requires, references to any year refer to our fiscal year ended September 30.

Tyco International Ltd.

        Tyco is a diversified manufacturing and service company that, through its subsidiaries:

  •
  designs, manufactures, installs, monitors and services electronic security and fire protection systems;

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  designs, manufactures and distributes electrical and electronic components, and designs, manufactures, installs, operates and maintains undersea fiber optic cable communications systems;

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  designs, manufactures and distributes medical devices and supplies, imaging agents, pharmaceuticals and adult incontinence and infant care products;

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  designs, manufactures, distributes and services engineered products including industrial valves and controls and steel tubular goods and provides environmental and other industrial consulting services; and

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  designs, manufactures and distributes plastic products, adhesives and films.

        Tyco operates in more than 100 countries around the world and reported net revenues of approximately $10 billion for the three months ended December 31, 2003 and $37 billion for its fiscal year ended September 30, 2003.

        Tyco's strategy is to be a low-cost, high-quality producer and provider in each of the markets we serve. We promote our leadership position by investing in existing businesses and developing new markets. Leveraging the strengths of our existing operations, we seek to enhance value for our shareholders through operational excellence and maximization of cash flows.

        Tyco International Ltd. is a Bermuda company. Our registered and principal executive office is located at 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-8674. The executive office of our principal United States subsidiaries is located at 273 Corporate Drive, Suite 100, Portsmouth, New Hampshire 03801. The telephone number there is (603) 334-3900.

Tyco International Group S.A.

        Tyco International Group S.A., a Luxembourg company since 1998, is a wholly-owned subsidiary of Tyco International Ltd. TIG's registered and principal offices are located at 17, Boulevard de la Grande-Duchesse Charlotte, L-1331 Luxembourg. Its telephone number is (352) 464-340-1. TIG is a holding company whose only business is to own indirectly a substantial portion of the operating subsidiaries of Tyco and to perform treasury operations for Tyco companies. Otherwise, it conducts no independent business.

Summary Consolidated Financial Data

        The Summary Consolidated Financial Data presented below are derived from our unaudited Consolidated Financial Statements included in Tyco's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and our audited consolidated financial statements included in Tyco's Current Report on Form 8-K filed on March 10, 2004, both of which have been incorporated by reference in this prospectus. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements incorporated by reference herein. The separate condensed financial statements of TIG can be found in Note 15 to the unaudited Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and in Note 32 to the audited Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on March 10, 2004.

Consolidated Statements of Operations Data

	For the Quarters Ended December 31,		For the Years Ended September 30,
($ in millions)
	2003	2002	2003	2002	2001
Revenue from product sales	$7,789.7	$7,158.2	$29,427.7	$28,741.8	$28,953.1
Service revenue	1,911.0	1,769.2	7,373.6	6,848.0	5,049.0

Net revenues	9,700.7	8,927.4	36,801.3	35,589.8	34,002.1
Cost of product sales(1)	5,168.3	4,793.3	19,740.2	19,495.1	18,319.7
Cost of services	1,057.7	938.7	4,151.7	3,570.2	2,615.9
Selling, general and administrating expenses(2)	2,208.7	2,148.6	8,813.4	8,181.6	6,745.3
Restructuring and other charges (credits), net	5.3	(3.5)	(74.3)	1,124.3	400.4
Charges for the impairment of long-lived assets	23.1	—	824.9	3,309.5	120.1
Goodwill impairment	—	—	278.4	1,343.7	—
Write-off of purchased in-process research and development	—	—	—	17.8	184.3

Operating income (loss)	1,237.6	1,050.3	3,067.0	(1,452.4)	5,616.4
Interest income	25.8	25.8	107.2	117.3	128.3
Interest expense	(265.2)	(289.0)	(1,148.0)	(1,077.0)	(904.8)
Other (expense) income, net	(7.7)	1.4	(223.4)	(216.6)	250.3
Net gain on sale of common shares of a subsidiary	—	—	—	—	24.5

Income (loss) from continuing operations before income taxes and minority interest	990.5	788.5	1,802.8	(2,628.7)	5,114.7
Income taxes	(267.9)	(221.9)	(764.5)	(208.1)	(1,172.3)
Minority interest	(3.4)	(0.7)	(3.6)	(1.4)	(47.5)

Income (loss) from continuing operations	719.2	565.9	1,034.7	(2,838.2)	3,894.9
Income (loss) from discontinued operations of Tyco Capital, net of tax of $0 for the three months ended December 31, 2002 and $0, $316.1 million and $195.0 million for the years ended September 30, 2003, 2002 and 2001, respectively	—	20.0	20.0	(6,282.5)	252.5
Loss on sale of Tyco Capital, net of $0 tax	—	—	—	(58.8)	—

Income (loss) before cumulative effect of accounting changes	719.2	585.9	1,054.7	(9,179.5)	4,147.4
Cumulative effect of accounting changes, net of tax benefit of $40.4 million and $351.9 million for the years ended September 30, 2003 and 2001, respectively	—	—	(75.1)	—	(683.4)

Net income (loss)	$719.2	$585.9	$979.6	$(9,179.5)	$3,464.0

Net income (loss) per common share:
Basic	$0.36	$0.29	$0.49	$(4.62)	$1.92
Diluted	$0.34	$0.29	$0.49	$(4.62)	$1.89

(1)
Includes restructuring and other charges of $146.9 million, $635.4 million and $184.9 million in the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

(2)
Includes restructuring and other charges of $449.2 million and $115.0 million for the fiscal years ended September 30, 2003 and 2002, respectively.

Consolidated Balance Sheet Data

		September 30,
($ in millions)	December 31, 2003
		2003	2002
Cash and cash equivalents	$2,764.6	$4,186.7	$6,185.7
Total current assets	16,334.9	17,239.5	19,639.4
Goodwill	26,309.9	25,938.7	26,020.5
Total assets	62,801.4	63,545.0	65,499.8
Total current liabilities	9,226.6	10,572.3	17,523.6
Total debt	18,906.9	20,969.1	24,248.1
Total shareholders' equity	27,841.4	26,369.0	24,081.3

The Exchange Offer

Notes offered
$1,000,000,000 aggregate principal amount of new 6% Senior Notes due 2013, all of which will have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the registered new notes. See "Description of Notes and the Guarantee."
Outstanding notes	$1,000,000,000 aggregate principal amount of new 6% Senior Notes due 2013 issued on November 12, 2003.
The exchange offer
We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described in the section entitled "The Exchange Offer" elsewhere in this prospectus.
Tenders; Expiration date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on April 26, 2004, which is 30 days after the exchange offer is commenced, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.
Conditions to the exchange offer
The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.
U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.
Use of proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange agent	The Bank of New York

Consequences of failure to exchange your outstanding notes
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Consequences of exchanging your outstanding notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
•	are not an "affiliate" of our company as defined in Rule 405 of the Securities Act.
If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

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  will have been registered under the Securities Act;

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  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

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  will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows; for a more complete description, see "Description of Notes and the Guarantee."

Issuer	Tyco International Group S.A.
Securities Offered	$1,000,000,000 initial principal amount of 6% Notes due 2013.
Guarantee	The new notes are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Tyco International Ltd., the parent of TIG.
Maturity Date	November 15, 2013
Interest Payment Dates	Each May 15 and November 15, beginning on May 15, 2004.
Optional Redemption
TIG may redeem some or all of the new notes at its option at any time at a redemption price equal to the greater of the principal amount of the new notes and the make-whole price described in "Description of Notes—Optional Redemption," plus, in each case, accrued and unpaid interest. We may also redeem all, but not less than all, of the new notes in the event of certain tax changes affecting the new notes as described in "Description of the Notes and the Guarantee—Redemption Upon Changes in Withholding Tax."
Payment of Additional Amounts
Tyco or TIG may be required to pay you additional amounts in the event that Tyco or TIG is required to withhold or deduct taxes from any payment made under the new notes or the guarantee as described in "Description of the Notes and the Guarantee—Payment of Additional Amounts."
Ranking
The new notes will be unsubordinated and unsecured obligations ranking equally with all of TIG's existing and future unsubordinated and unsecured obligations. Claims of holders of the new notes will be effectively subordinated to the claims of holders of TIG's secured debt with respect to the collateral securing such claims.
Covenants
The indenture limits TIG's ability to create liens to secure certain indebtedness without also securing the new notes and to enter into sale and lease-back transactions. The indenture also limits Tyco's and TIG's ability to consolidate, merge or transfer assets. The covenants are subject to a number of qualifications and exceptions. See the sections entitled "Description of Notes—Limitation on Ability to Incur Liens", "—Limitation on Sale and Lease-Back Transactions" and "—Limitation on Tyco's and TIG's Ability to Consolidate, Merge and Sell Assets."
Additional Notes
We may from time to time, without consent of the holders, issue notes having the same terms and conditions as the notes being offered hereby. Additional notes issued in this manner will form a single series with the outstanding notes.

RISK FACTORS

        You should carefully consider the risks described below before investing in the new notes. The risks described below are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity.

Risks Relating to Recent Developments at Tyco

  Continuing negative publicity may adversely affect our business.

        As a result of actions taken by our former senior corporate management, Tyco has been the subject of continuing negative publicity focusing on former senior corporate management's actions. This negative publicity contributed to significant declines in the prices of our publicly traded securities in 2002 and has brought increased regulatory scrutiny upon us. We also believe that many of our employees are operating under stressful conditions, which reduces morale and could lead to increased employee turnover. Continuing negative publicity could have a material adverse effect on our annual results of operations and liquidity and the market price of our publicly traded securities.

  Pending litigation could have a material adverse effect on our liquidity and financial condition.

        As a result of actions taken by our former senior corporate management, Tyco, some members of our former senior corporate management, former members of our Board of Directors and our current Chief Executive Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws, as well as in a number of derivative actions. In the consolidated derivative action, members of our current Board of Directors have been added to the case as defendants. Tyco, certain of our current and former employees, some members of our former senior corporate management and some former members of our Board of Directors also are named as defendants in several Employee Retirement Income Security Act ("ERISA") class actions. In addition, Tyco and some members of our former senior corporate management are subject to an SEC inquiry, and some members of our former senior corporate management are named as defendants in criminal cases being prosecuted by the District Attorney of New York County. The findings and outcomes of the prosecutions and the SEC civil action may affect the course of the purported securities class actions, derivative actions and ERISA class actions pending against Tyco. We are generally obligated to indemnify our directors and officers and our former directors and officers who are also named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, our insurance carriers may decline coverage, or our coverage may be insufficient to cover our expenses and liability, in some or all of these matters. We are unable at this time to estimate what our ultimate liability in these matters may be, and it is possible that we will be required to pay judgments or settlements and incur expenses, in excess of any insurance coverage, in aggregate amounts that would have a material adverse effect on our financial condition, annual results of operations or liquidity.

  Our senior corporate management team is required to devote significant attention to matters arising from actions of prior management.

        We have replaced our senior corporate executives with an entirely new team, and our entire Board of Directors determined not to stand for reelection in March 2003. A new Board of Directors was elected at our annual general meeting of shareholders in March 2003. It will take some time for our new management team and our new Board of Directors to learn about our various businesses and to develop strong working relationships with our cadre of operating managers at our various subsidiary companies. We cannot assure you that this major restructuring of our Board of Directors and senior management team, and the accompanying distractions, in this environment, will not adversely affect our annual results of operations.

  Continued scrutiny resulting from ongoing investigations may have an adverse effect on our business.

        We and others have received subpoenas and requests from the SEC's Division of Enforcement, the District Attorney of New York County, the U.S. Attorney for the District of New Hampshire, the Equal Employment Opportunity Commission and others seeking the production of voluminous documents in connection with various investigations into our governance, management, operations, accounting and related controls. The Department of Labor is investigating Tyco and the administrators of certain of our benefit plans. In addition, we have responded to a Governmental Services Administration ("GSA") action questioning whether Tyco lacked the present responsibility to be a government contractor due to concerns the GSA had expressed as a result of the alleged serious criminal misconduct of our former Chief Executive Officer, Chief Financial Officer and General Counsel. While the GSA has reserved the right to take appropriate action if additional information warrants it, we believe we have demonstrated to the GSA that Tyco is presently responsible to be a government contractor. We are also subject to ongoing audits by the Internal Revenue Service and various state tax authorities. We cannot predict when these investigations will be completed, nor can we predict what the results of these investigations may be. It is possible that we will be required to pay material fines, consent to injunctions on future conduct, lose the ability to conduct business with government instrumentalities (which in turn could negatively impact our business with non-governmental customers) or suffer other penalties, each of which could have a material adverse effect on our business. We cannot assure you that the effects and results of these or other investigations will not be material and adverse to our business, financial condition, annual results of operations or liquidity.

        Tyco and our subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. In connection with such examinations, tax authorities, including the Internal Revenue Service, have raised issues and proposed tax deficiencies. We are reviewing the issues raised by the tax authorities and are contesting certain of the proposed tax deficiencies. Amounts related to these tax deficiencies and other tax contingencies that management has assessed as probable and estimable have been accrued through the income tax provision. We believe, but we cannot assure you, that the ultimate resolution of these tax deficiencies and contingencies will not have a material adverse effect on our financial condition, annual results of operations or liquidity.

  An ongoing SEC inquiry may require us to further amend or restate our public disclosures.

        We are subject to an inquiry by the SEC's Division of Enforcement. We cannot assure you the resolution of the Division of Enforcement's inquiry will not necessitate further amendments or restatements to our previously-filed periodic reports or lead to some enforcement proceedings against Tyco. The SEC Division of Enforcement has not completed its review of prior management's actions and our accounting, including the matters covered by the Company's Form 8-K filed on December 30, 2002.

  Further instances of breakdowns in our internal controls and procedures could have an adverse effect on us.

        New management has determined that, in the past, Tyco in general suffered from: poor documentation; inadequate policies and procedures to prevent the misconduct of senior corporate executives; inadequate procedures for proper corporate authorizations; inadequate approval procedures and documentation; a lack of oversight by senior management at the corporate level; a pattern of using aggressive accounting that, even when in accordance with GAAP, was intended to increase reported earnings above what they would have been if more conservative accounting had been employed; pressure on, and inducements to, segment and unit managers to increase current earnings, including by decisions as to what accounting treatment to employ; and a lack of a stated and demonstrable commitment by former senior corporate management to set high standards of ethics, integrity, accounting, and corporate governance. While we have implemented new procedures, we cannot assure you that we will not discover that there have been further instances of breakdowns in our internal controls and procedures.

  Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness and the new notes.

        We estimate that our available cash and our cash flow from operations will be adequate to fund our operations and service our debt for the forseeable future. In making this estimate, we have not assumed the need to make any material payments in connection with our pending litigation. Any material adverse legal judgments, fines, penalties or settlements arising from our pending investigations and litigations could require additional funding. If such developments require us to obtain additional funding, we cannot assure you that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which would have a material adverse effect on our results of operations and liquidity and our ability to repay the new notes.

        Such an outcome could have important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

  •
  restrict our ability to introduce new technologies or exploit business opportunities;

  •
  make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness and the new notes; and

  •
  increase the difficulty and/or cost to us of refinancing our indebtedness.

  Covenants in our debt instruments may adversely affect us.

        Our bank credit agreements contain a number of financial covenants, such as a debt to earnings before interest, taxes, depreciation, and amortization ratio; minimum levels of net worth; and other covenants that limit our ability to pledge assets and to make dividend or other payments in connection with our capital shares. We have three synthetic lease facilities with other covenants, including interest coverage and leverage ratios. Our outstanding indentures contain customary covenants including limits on negative pledges, subsidiary debt and sale/leaseback transactions.

        Although we believe none of these covenants are presently restrictive to our operations, our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreements or indentures. Upon the occurrence of an event of default under any of our credit facilities or indentures, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facilities and our other indebtedness, including the new notes. Acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations.

  Downgrades of our ratings would adversely affect us.

        Certain downgrades by Moody's and S&P would permit the providers of our receivables facilities to cease further purchases under the facilities and would increase the interest cost of our credit facility borrowings. Downgrades may also increase our cost of capital and make it more difficult for us to obtain new financing.

Risks Relating to Our Businesses

  Cyclical industry and economic conditions have affected and may continue to adversely affect our financial condition and results of operations.

        Our operating results in some of our segments are affected adversely by the general cyclical pattern of the industries in which they operate. For example, demand for the products and services of our Fire and Security and Engineered Products and Services segments is significantly affected by levels of commercial construction and consumer and business discretionary spending. Also, our Plastics and Adhesives segment and the electronic components business within our Electronics segment are heavily dependent on the end markets they serve and therefore can be affected by the demand and capital investment patterns of these markets which could impact the margins in these businesses. This cyclical impact can be amplified because some of our business segments purchase products from other business segments. For example, our Fire and Security segment purchases certain products sold by our Engineered Products and Services segment. Therefore, a drop in demand for our fire prevention products, due to lower new residential or office construction or other factors, can cause a drop in demand for certain of our products sold by our Engineered Products and Services segment.

  Our operations expose us to the risk of material environmental liabilities, litigation and violations.

        We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things: the generation, storage, use and transportation of hazardous materials; emissions or discharges of substances into the environment; and the health and safety of our employees. There can be no assurances that we have been or will be at all times in compliance with environmental laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. One of our subsidiaries in our Electronics segment was advised by the U.S. Attorney for the District of Connecticut that it is the target of a federal grand jury investigation concerning alleged Clean Water Act violations at two manufacturing plants. We understand that certain former and current employees at these plants are subjects of the investigation relating to violations of applicable permits, and that these former employees at one of these plants have pleaded guilty to felony violations of the Clean Water Act. In addition, the Connecticut Commissioner of Environmental Protection has filed a civil action in Hartford Superior Court alleging violations of Connecticut environmental statutes and regulations.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances and costs to restore damage to natural resources. In addition to cleanup costs resulting from environmental laws, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

        We have been notified by the U.S. Environmental Protection Agency and certain foreign and state environmental agencies that conditions at a number of sites where we and others disposed of hazardous wastes require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and for natural resource damages. We also have a number of projects underway at several of our current and former manufacturing facilities in order to comply with environmental laws. These projects relate to a variety of activities, including radioactive materials decontamination and decommissioning, solvent and metal contamination cleanup and oil spill equipment upgrades and replacement. These projects, some of which are voluntary and some of which are required under applicable law, involve both remediation expenses and capital improvements. In addition, we remain responsible for certain environmental issues at manufacturing locations sold by us.

        The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. We have concluded that it is probable that we will incur remedial costs in the range of approximately $141 million to $450 million. We concluded that the best estimate within this range is approximately $270 million, of which $39 million is included in accrued expenses and other current liabilities and $231 million is included in other long-term liabilities on our Consolidated Balance Sheet as of December 31, 2003. Environmental laws are complex, change frequently and have tended to become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with such laws, we cannot assure you that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our financial condition and annual results of operations or that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

  We may be required to recognize additional impairment charges.

        Pursuant to GAAP, we are required to periodically assess our goodwill, intangibles and other long-lived assets to determine if they are impaired. Further disruptions to our business, end market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units, the divestiture of a significant component of a reporting unit, and market capitalization declines may result in additional charges to goodwill and other asset impairments. Future impairment charges could substantially affect our reported earnings in the period of such charge. In addition, such charges would reduce our consolidated net worth and our shareholders' equity, increasing our debt-to-total-capitalization ratio. Such reduction in consolidated net worth and increase in debt as a percentage of total capitalization could result in a default under our credit facilities.

  We are subject to a variety of litigation in the course of our business that could cause a material adverse effect on our results of operations and financial condition.

        In the ordinary course of business, we are subject to a significant amount of litigation, including litigation alleging the infringement of intellectual property rights, litigation alleging anti-competitive behavior and product liability litigation. Patent infringement and anti-trust laws permit successful plaintiffs to recover treble damages. In addition, our Healthcare business is subject to regulation and potential litigation. The defense of these lawsuits may divert our management's attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay awards or settlements that could cause a material adverse effect on our financial condition and annual results of operations.

  Our healthcare business is subject to extensive regulation by the government and failure to comply with those regulations could have a material adverse effect on our results of operations and financial condition.

        The Food and Drug Administration ("FDA") regulates the approval, manufacturing and sale and marketing of many of our healthcare products. Failure to comply with current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product shortages or delays in product manufacturing. Efficacy or safety concerns, an increase in trends of adverse events in the marketplace, and/or manufacturing quality issues with respect to our products could lead to product recalls, withdrawals or declining sales.

  Our ADT business has recently experienced higher rates of customer attrition, which may reduce our future revenues and has caused us to change the useful life of accounts, increasing our depreciation and amortization expense.

        Attrition rates for customers in our global electronic security services business were 15.9%, 13.2% and 12.3% on a trailing 12-month basis as of September 30, 2003, 2002 and 2001, respectively. The attrition rate decreased slightly to an average of 15.7% on a trailing 12-month basis as of December 31, 2003. If attrition rates show an upward trend, ADT's recurring revenues and results of operations will be adversely affected. Tyco amortizes the costs of ADT's contracts and related customer relationships purchased through the ADT dealer program using a double-declining balance method based on a ten-year life for the first eight years of the estimated life of the customer relationships, converting to the straight-line method of amortization to completely amortize the asset pool by the end of the twelfth year. Internally generated residential and commercial account pools are amortized using a straight-line method over ten to fourteen years. If the attrition rates were to rise for these account pools, then Tyco may be required to accelerate the amortization of the costs related to these pools.

Risks Relating to Our Jurisdictions of Incorporation

  Legislation and negative publicity regarding Bermuda companies could increase our tax burden and affect our operating results.

        Several members of the U.S. Congress have introduced legislation relating to the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions, which could be deemed to cover the combination in 1997 with ADT, as a result of which ADT, a Bermuda company, changed its name to Tyco and became the parent of the Tyco group. Any such legislation, if enacted, could have the effect of substantially reducing or eliminating the tax benefits of our structure and materially increasing our future tax burden or otherwise adversely affecting our business. In addition, even if no tax legislation is ultimately enacted that specifically covers our 1997 combination, the enactment of other tax proposals that have been or may be made in the future to address expatriation transactions could have a material impact on our future tax burden. The State of California has recently adopted legislation that purports to limit the eligibility of certain Bermuda and other foreign-chartered companies to participate in certain state contracts. Although the California law provides that waivers may be issued permitting such companies to participate in state contracts under certain circumstances, it is unclear how that waiver authority will be exercised. Other federal and state legislative proposals, if enacted, could limit or even prohibit our eligibility to be awarded U.S. or state government contracts. We are unable to predict the likelihood or final form in which any proposed legislation might become law or the nature of regulations that may be promulgated under any such future legislative enactments.

        As a result of these uncertainties, we are unable to assess the impact on us of any proposed legislation in this area. There has recently been negative publicity regarding, and criticism of, U.S. companies' use of, or relocation to, offshore jurisdictions, including Bermuda. As a Bermuda company, this negative publicity could harm our reputation and impair our ability to generate new business if companies or government agencies decline to do business with us as a result of the negative public image of Bermuda companies or the possibility of our clients receiving negative media attention from doing business with a Bermuda company. In its definitive proxy statement filed on January 28, 2004, Tyco opposed adoption of a shareholder proposal to change Tyco's jurisdiction of incorporation from Bermuda to a U.S. state. This recommendation generated some adverse publicity.

  Bermuda and Luxembourg laws differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        Holders of the new notes may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States. See "Enforcement of Civil Liabilities."

        As a Bermuda company, Tyco is governed by the Companies Act 1981 of Bermuda, which differs in some material respects from laws generally applicable to United States corporations and shareholders, including, among others, differences relating to interested director and officer transactions, shareholder lawsuits and indemnification. Likewise, the duties of directors and officers of a Bermuda company are generally owed to the company only. Shareholders of Bermuda companies do not generally have a personal right of action against directors or officers of the company and may only exercise such rights of action on behalf of the company in limited circumstances. Under Bermuda law, a company may also agree to indemnify directors and officers for any personal liability, not involving fraud or dishonesty, incurred in relation to the company. Tyco has proposed amendments to its Bye-laws in its definitive proxy statement filed on January 28, 2004, which, if approved by shareholders will more closely conform Tyco's Bye-laws to those of other similar publicly traded companies in certain circumstances. If approved, the revised Bye-laws will include provisions similar to the Delaware interested director and officer provisions which require a board vote on interested transactions, and provisions on exemption and indemnification of officers and directors which more closely approximate Delaware law.

        As a Luxembourg company, TIG is governed by the law of August 10, 1915, on commercial companies, as amended, and its articles of association. The 1915 Law differs in some material respects from laws generally applicable to U.S. corporations and shareholders including, differences relating to interested directors transactions, minority shareholder rights, shareholder lawsuits and shareholder indemnification. Under Luxembourg law, any director having an interest in a transaction submitted for approval to the board of directors conflicting with that of the company shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. The director may not take part in these deliberations. At the next following general meeting of shareholders, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company.

        The duties of directors of a Luxembourg company are also generally owed to the company only. Except under certain limited circumstances, shareholders of a Luxembourg company do not generally have a personal right of action against the directors. Under Luxembourg law, a company may indemnify its directors for personal liability related to the exercise of their functions of director.

        Due to the nature of Luxembourg's insolvency laws, the ability of the holders of the new notes to protect their interests may be more limited than would be the case under U.S. bankruptcy laws. In the event of a winding up of TIG, the new notes will be paid after payment of all secured debts, the cost of liquidation and certain debts of TIG that are entitled to priority under Luxembourg law. Such preferential debts include the following:

  •
  money owed to Luxembourg tax authorities, for example, in respect of income tax deducted at source;

  •
  value-added tax and certain other taxes and duties owed to Luxembourg Customs and Excise;

  •
  social security contributions; and

  •
  remuneration owed to employees.

        If the bankruptcy administrator can show that "preference" has been given to any person by defrauding rights of creditors generally regardless of when the transaction giving fraudulent preference to a party occurred or if certain "abnormal" transactions have been effected during a relevant suspect period of six months prior to the date of bankruptcy, a court has the power, among other things, to void the preferential or abnormal transaction. This provision of Luxembourg insolvency law may affect transactions entered into or payments made by TIG during the period before liquidation or administration.

        TIG is organized in Luxembourg, and a large part of its assets are located outside the U.S. As a result, it may not be possible to enforce court judgments obtained in the U.S. against TIG based on the civil liability provisions of the federal or state securities laws of the U.S. in Luxembourg or in countries other than the U.S. where it will have assets. In addition, there is some doubt as to whether the courts of Luxembourg and other countries would recognize or enforce judgments of U.S. courts obtained against TIG or its directors or officers based on the civil liabilities provisions of the federal or state securities laws of the U.S., or would hear actions against TIG or those persons based on those laws. We have been advised by our legal advisors in Luxembourg that the U.S. does not currently have a treaty with Luxembourg providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Luxembourg. Similarly, those judgments may not be enforceable in countries other than the U.S.

Risks Relating to the Exchange Offer

  You may have difficulty selling the outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

        If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

        See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your outstanding notes for new notes.

  No public market exists for the outstanding notes and an active trading market for the new notes may not develop.

        The new notes are a new issue of securities with no established trading market. We do not intend to list the new notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. We cannot assure you that an active trading market will develop for the new notes.

RATIO OF EARNINGS TO FIXED CHARGES OF TYCO

        The following table sets forth the ratio of earnings to fixed charges of Tyco for the quarter ended December 31, 2003, and the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999.

	For the Quarter Ended December 31,	For the Years Ended September 30,
	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)(2)(3)	3.91	2.22	—(4)	5.23	7.16	3.13

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings consist of (i) income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes and (ii) fixed charges and amortization of capitalized interest. Fixed charges consist of interest on indebtedness from continuing operations, amortization of debt expenses and one-third of rent expense, which is deemed representative of an interest factor.

(2)
On April 2, 1999 and October 1, 1998, Tyco consummated mergers with AMP Incorporated and United States Surgical Corporation, respectively. Each of the merger transactions qualified for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of these mergers.

(3)
Earnings for the quarter ended December 31, 2003, and for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999 include net merger, restructuring and other charges of $5.3 million, $522.2 million, $1,874.7 million, $585.3 million, $176.3 million and $1,035.2 million, respectively. Earnings also include charges for the impairment of long-lived assets of $23.1 million, $824.9 million, $3,309.5 million, $120.1 million and $99.0 million in the quarter ended December 31, 2003 and for the fiscal years ended September 30, 2003, 2002, 2001 and 2000, respectively. Earnings for the fiscal years ended September 30, 2003 and 2002 include charges for the impairment of goodwill of $278.4 million and $1,343.7 million, respectively. Earnings also include charges for the write-off of purchased-in-process research and development of $17.8 million and $184.3 million in the fiscal years ended September 30, 2002 and 2001, respectively. Earnings for the fiscal years ended September 30, 2001 and 2000 include a gain on the sale of common shares of a subsidiary of $24.5 million and $1,760.0 million, respectively. Earnings for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999 also include a (loss) gain relating to the retirement of debt of ($127.7) million, $30.6 million, $(26.3) million, $(0.3) million, and $(63.7) million, respectively. Earnings also include a loss on investments of $87.1 million, $270.8 million and $133.8 million in the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Earnings for the fiscal year ended September 30, 2003, also include other interest income of $18.7 million, other interest expense of $2.4 million and a loss of $8.6 million associated with an equity investee. Earnings for the fiscal years ended September 30, 2002 and 2001 include a $23.6 million and $410.4 million net gain on the sale of businesses, respectively.

(4)
Earnings were insufficient to cover fixed charges by $2,628.7 million in the fiscal year ended September 30, 2002.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel all outstanding notes exchanged for new notes in the exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth Selected Consolidated Financial Data regarding Tyco's results of operations and balance sheets. The financial data at and for the quarters ended December 31, 2003 and 2002 were derived from the unaudited Consolidated Financial Statements of Tyco included in Tyco's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, which are incorporated by reference in this prospectus. The financial data at and for the fiscal years ended September 30, 2003, 2002 and 2001, were derived from the audited Consolidated Financial Statements of Tyco included in Tyco's Current Report on Form 8-K filed on March 10, 2004, which also are incorporated by reference in this prospectus. This selected financial information should be read in conjunction with Tyco's audited and unaudited Consolidated Financial Statements and related notes incorporated by reference in this prospectus. The selected financial data reflect the combined results of operations and financial position of Tyco, U.S. Surgical Corporation and AMP Incorporated. During fiscal 1999, subsidiaries of Tyco merged with U.S. Surgical and AMP. Both merger transactions were accounted for under the pooling of interests accounting method.

	For the Quarters Ended December 31,		For the Years Ended September 30,
	2003(1)	2002(2)	2003(3)	2002(4)	2001(5)(6)	2000(7)	1999(8)
	(in millions, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$9,700.7	$8,927.4	$36,801.3	$35,589.8	$34,002.1	$28,927.5	$22,494.1
Income (loss) from continuing operations	719.2	565.9	1,034.7	(2,838.2)	3,894.9	4.318.5	873.7
Cumulative effect of accounting changes, net of tax	—	—	(75.1)	—	(683.4)	—	—
Net income (loss)	719.2	585.9	979.6	(9,179.5)	3,464.0	4,318.5	873.7
Basic earnings (loss) per common share:
Income (loss) from continuing operations	0.36	0.28	0.52	(1.43)	2.16	2.56	0.53
Cumulative effect of accounting changes, net of tax	—	—	(0.04)	—	(0.38)	—	—
Net income (loss)	0.36	0.29	0.49	(4.62)	1.92	2.56	0.53
Diluted earnings (loss) per common share(9):
Income (loss) from continuing operations	0.34	0.28	0.52	(1.43)	2.13	2.52	0.52
Cumulative effect of accounting changes, net of tax	—	—	(0.04)	—	(0.37)	—	—
Net income (loss)	0.34	0.29	0.49	(4.62)	1.89	2.52	0.52
Cash dividends per common share(10)	See(10) below.
Consolidated Balance Sheet Data (End of Period):
Total assets	$62,801.4		$63,545.0	$65,499.8	$70,413.2	$39,995.6	$32,106.2
Long-term debt	17,519.8		18,250.7	16,529.1	19,596.0	9,461.8	9,109.4
Shareholders' equity	27,841.4		26,369.0	24,081.3	31,080.3	16,612.7	12,136.7

(1)
Income from continuing operations for the quarter ended December 31, 2003, includes net restructuring and other charges of $5.3 million, charges of $23.1 million for the impairment of long-lived assets. See Note 3 to the unaudited Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, which is incorporated by reference in this prospectus.

(Footnotes on following page)

(Footnotes for preceding page)

(2)
Income from continuing operations in the quarter ended December 31, 2002, includes net restructuring and other credits of $3.5 million. See Note 3 to the unaudited Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

(3)
Income from continuing operations in the fiscal year ended September 30, 2003 includes charges for the impairment of long-lived assets of $814.7 million, charges recorded for changes in estimates of $388.7 million which arose from the Company's intensified internal audits and detailed controls and operating reviews (includes net restructuring credits of $72.5, of which credits totaling $12.9 million are included in cost of sales, charges for the impairment of long-lived assets of $10.2 million, charges of $243.1 million included in selling, general and administrative expenses, charges of $123.4 million included in cost of sales, a charge of $75.6 million relating to the write-down of investments and other expense of $8.5 million, both of which are included in other (expense) income, net and a charge of $0.4 million included in interest expense), charges for the impairment of goodwill of $278.4 million, other loss of $151.8 million related to the retirement of debt, other charges of $148.6 million ($34.0 million is included in cost of sales and $114.6 million is included in selling, general and administrative expenses), a charge of $91.5 million for a retroactive incremental premium on prior period directors and officers insurance included in selling, general and administrative expenses, a charge of $11.5 million relating to the write-down of investments, other interest expense of $2.4 million, other expense of $0.1 million, income from the early retirement of debt of $24.1 million, other interest income of $18.7 million, and net restructuring credits of $12.3 million (charges of $2.4 million are included in cost of sales). Net income also includes $20.0 million of income from the discontinued operations of Tyco Capital. See Notes 5, 6, 8, 11, 17 and 31 to the audited Consolidated Financial Statements contained in our Current Report on Form 8-K filed on March 10, 2004, which is incorporated by reference in this prospectus.

(4)
Loss from continuing operations in the fiscal year ended September 30, 2002 includes net restructuring and other charges of $1,874.7 million (of which $635.4 million is included in cost of sales and $115.0 million is included in selling, general and administrative expenses), charges of $3,309.5 million for the impairment of long-lived assets, goodwill impairment charges of $1,343.7 million and a charge for the write-off of purchased research and development of $17.8 million. In addition, loss from continuing operations for the fiscal year ended September 30, 2002 includes a loss on investments of $270.8 million, a net gain on the sale of businesses of $23.6 million and income of $30.6 million relating to the early retirement of debt. Net loss also includes a $6,282.5 million loss from discontinued operations of Tyco Capital and a $58.8 million loss on sale of Tyco Capital for the fiscal year ended September 30, 2002. See Notes 5, 6, 7, 8, 11 and 17 to the audited Consolidated Financial Statements contained in our Current Report on Form 8-K filed on March 10, 2004.

(5)
In the fiscal year ended September 30, 2001, we changed our revenue recognition accounting policy to conform to the requirements of Staff Accounting Bulletin No. 101 issued by the Staff of the SEC, as more fully described in Note 12 to the audited Consolidated Financial Statements contained in our Current Report on to Form 8-K filed on March 10, 2004. As a result, Tyco recorded a cumulative effect adjustment of $653.7 million, net of tax. Pro forma amounts for the periods prior to fiscal 2001 have not been presented since the effect of the change in accounting principles for these periods could not be reasonably determined. We also recorded a cumulative effect adjustment of $29.7 million, net of tax, in accordance with the transition provisions of SFAS No. 133, also discussed in Note 12 to the audited Consolidated Financial Statements contained in our Current Report on Form 8-K filed on March 10, 2004.

(6)
Income from continuing operations in the fiscal year ended September 30, 2001 includes a net charge of $585.3 million, of which $184.9 million is included in cost of sales, for restructuring and other charges, a charge for the write-off of in-process research and development of $184.3 million and charges of $120.1 million for the impairment of long-lived assets. Income from continuing operations for the fiscal year ended September 30, 2001 also includes a net gain on sale of businesses of $410.4 million, a loss on investments of $133.8 million, a loss of $26.3 million relating to the early retirement of debt and a net gain on the sale of common shares of a subsidiary of $24.5 million. Net income includes $252.5 million of income from discontinued operations of Tyco Capital for the fiscal year ended September 30, 2001. See Notes 5, 6, 7, 8, 9 and 11 to the audited Consolidated Financial Statements contained in our Current Report on Form 8-K filed on March 10, 2004.

(7)
Income from continuing operations in the fiscal year ended September 30, 2000 includes a net charge of $176.3 million, of which $1.0 million is included in cost of sales, for restructuring and other charges, and charges of $99.0 million for the impairment of long-lived assets. Income from continuing operations for the fiscal year ended September 30, 2000 also includes a pre-tax gain of $1,760.0 million related to the sale by a subsidiary of its common shares, and a loss of $0.3 million relating to the early retirement of debt.

(8)
Income from continuing operations in the fiscal year ended September 30, 1999 includes charges of $1,035.2 million for merger, restructuring and other charges, of which $106.4 million is included in cost of sales, and charges of $507.5 million for the impairment of long-lived assets related to the mergers with U.S. Surgical and AMP and AMP's profit improvement plan. Income from continuing operations in the fiscal year ended September 30, 1999 also includes a loss of $63.7 million relating to the early retirement of debt.

(9)
Per share amounts have been retroactively restated to give effect to the mergers with U.S. Surgical and AMP and a two-for-one stock split on October 21, 1999, which was effected in the form of a stock dividend.

(10)
Tyco has paid a quarterly cash dividend of $0.0125 per common share for all periods presented. AMP paid dividends of $0.27 per share in the first two quarters of the fiscal year ended September 30, 1999. The payment of dividends by Tyco in the future will depend on business conditions, our financial condition and earnings and other factors.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the outstanding notes on November 12, 2003, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed:

  •
  to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the new notes which are registered under the Securities Act for the outstanding notes not later than March 11, 2004;

  •
  to use our reasonable efforts to have such registration statement be declared effective not later than May 10, 2004, and to keep it effective until the closing of the exchange offer;

  •
  to use our reasonable efforts to have the exchange offer consummated not later than June 9, 2004; and

  •
  that the dates of acceptance for exchange shall be a period of at least 30 calendar days from the date such notice is mailed.

        We also agreed to file a shelf registration statement for resale of the outstanding notes and to have such shelf registration statement declared effective by the SEC in the event that:

  •
  because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer as contemplated by the registration rights agreement;

  •
  the registration statement of which this prospectus forms a part is not declared effective by May 10, 2004;

  •
  the exchange offer is not for any other reason consummated by June 9, 2004; or

  •
  the exchange offer has been consummated and, prior to the 20th business day following consummation, a holder furnishes Tyco notice in writing that, after consultation with counsel:

  •
  it is not permitted by applicable law to participate in the exchange offer,

  •
  it is an initial purchaser and that the outstanding notes it holds are not eligible to be exchanged for new notes, or

  •
  it elected to participate in the exchange offer but did not receive fully tradeable new notes pursuant to the exchange offer.

        The registration rights agreement also provides that in the event the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to May 9, 2004, the interest rate on the outstanding notes will be increased by 0.25% per annum until the exchange offer is consummated or the shelf registration statement is declared effective by the SEC or through August 7, 2004, when it shall be increased by a further 0.25% per annum until the exchange offer is consummated or the shelf registration statement is declared effective by the SEC.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

        A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable efforts to keep the registration statement effective for at least 30 calendar days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5 p.m., New York City time, on April 26, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

  •
  will have been registered under the Securities Act;

  •
  will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  will not contain the registration rights and additional interest provisions contained in the outstanding notes.

        Outstanding notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

        When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading "The Exchange Agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "The Exchange Agent".

        In addition, either:

  •
  the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation", which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  •
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender outstanding notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any such persons incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" below for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer, as discussed above.

        In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of outstanding notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "—The Exchange Agent". Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—Exchange Offer Procedures" at any time on or prior to 5 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

  •
  the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  •
  there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

        The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

The Bank of New York

By mail, hand delivery or overnight courier:

The Bank of New York
101 Barclay Street, 7E
New York, NY 10286
Attention: Reorganization Unit

By facsimile transmission
(for eligible institutions only)

Fax: (212) 298-1915

Confirm by telephone:
Tel: (212) 815-6331

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

  •
  the SEC registration fee;

  •
  fees and expenses of the exchange agent and the trustee;

  •
  accounting and legal fees;

  •
  printing fees; and

  •
  other related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated November 6, 2003, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

        Holders of the new notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

  •
  the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (a)
  it is not an affiliate of our company;

  (b)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new notes issued in the exchange offer;

  (c)
  it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

  (d)
  it is not acting on behalf of a person who could not make representations (a)-(c).

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

        Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

  •
  must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the new notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action which would subject us to general service of process or to taxation where we are not now so subject. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF NOTES AND THE GUARANTEE

        The new 6% Notes due 2013 will be issued under an indenture, dated as of November 12, 2003, as supplemented by the first supplemental indenture, dated as of November 12, 2003, among TIG, Tyco International Ltd. and The Bank of New York, as trustee. References to the indenture in this description refer to the indenture as supplemented. References to "Tyco" in this description refer to Tyco International Ltd. not including its consolidated subsidiaries. References to the "notes" in this description refer to the new notes.

        The statements made in this section relating to the indenture, the notes and the guarantee are summaries, are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture, the notes and the guarantee. For a full description of the notes and the guarantee, noteholders should refer to the indenture. A copy of the indenture has been filed as an exhibit to Tyco's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003. See "About This Prospectus" and "Where You Can Find More Information."

        Upon the issuance of the new notes, or the effectiveness of a shelf registration statement, the indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. As of the date of this prospectus, the outstanding notes were the only debt securities outstanding under the indenture. TIG may issue additional debt securities in the future without the consent of existing noteholders. If additional notes of the series offered hereby are issued, those notes will contain the same terms as and be deemed part of the same series as the notes offered hereby. The terms and provisions of other series of debt securities that may be issued under the indenture may differ. TIG may issue other debt securities separately, upon conversion of or in exchange for other securities or as part of a stock purchase unit. The particular terms of other series of debt securities will be set forth in other supplemental indentures. Accordingly, for a description of the terms and provisions of any particular series of debt securities, you must refer to both the indenture and the description of the particular series contained in the applicable supplemental indenture. The indenture may be amended or supplemented from time to time. The indenture does not afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving TIG or Tyco.

General

        TIG will issue the notes in an initial aggregate principal amount of $1.0 billion. The notes will mature on November 15, 2013. The notes will be in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The notes are TIG's direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally among themselves, without any preference of one over the other. The notes will be unsubordinated and unsecured obligations ranking equally with all of TIG's existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of TIG's secured debt with respect to the collateral securing such claims. Tyco will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise.

        TIG's rights and the rights of its creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that TIG or any of its creditors may itself be a creditor of that subsidiary.

        The notes bear interest at the rate of 6% per annum from November 12, 2003 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable on May 15 and November 15 of each year, commencing May 15, 2004, to the holders of record at the close of business on the May 1 and November 1 prior to each interest payment date. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The notes will not be subject to any sinking fund.

        If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Guarantee

        Tyco will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. Tyco's guarantee is the unsecured, unsubordinated obligation of Tyco and ranks equally with all other unsecured and unsubordinated obligations of Tyco. The guarantee provides that in the event of a default in payment on a note, the holder of the note may institute legal proceedings directly against Tyco to enforce the guarantee without first proceeding against TIG.

        The obligations of Tyco under its guarantee is limited to the maximum amount which will not result in the obligations of Tyco under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Redemption at TIG's Option

        The notes will be redeemable as a whole or in part, at TIG's option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of such notes, and

  •
  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the redemption date (excluding the portion of interest that will be accrued and unpaid to and including the redemption date) discounted from their scheduled date of payment to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 25 basis points (such greater amount is referred to as the "Redemption Price"),

  •
  plus, in either of the above cases, accrued and unpaid interest and Additional Interest (as defined below in the section "Exchange Offer; Registration Rights"), if any, to the date of redemption.

        For purposes of this section "Redemption at TIG's Option," the following terms have the following meanings:

        "Adjusted Redemption Treasury Rate" with respect to any redemption date means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that will be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Redemption Treasury Price" with respect to any redemption date means (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by TIG.

        "Redemption Reference Treasury Dealer" means four primary U.S. Government securities dealers in the United States selected by TIG.

        "Redemption Reference Treasury Dealer Quotations" with respect to each Redemption Reference Treasury Dealer and any redemption date means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m. New York City time for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.

  Redemption Upon Changes in Withholding Taxes

        TIG may redeem all, but not less than all, of the notes under the following conditions:

  •
  If there is a change or an amendment in the laws or regulations of Luxembourg or Bermuda, or other jurisdiction of formation, as applicable, or any political subdivisions or taxing authority thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations.

  •
  As a result of such change, TIG or Tyco became or will become obligated to pay Additional Amounts, as defined below in "—Payment of Additional Amounts," on the next payment date with respect to the notes.

  •
  The obligation to pay Additional Amounts cannot be avoided through TIG's or Tyco's reasonable measures.

  •
  TIG delivers to the trustee:

  (1)
  a certificate signed by two directors of TIG or two executive officers of Tyco, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by TIG or Tyco, as the case may be, taking reasonable measures available to it; and

  (2)
  a written opinion of independent legal counsel to TIG or Tyco, as the case may be, of recognized standing to the effect that TIG or Tyco, as the case may be, has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that TIG or Tyco, as the case may be, cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

  •
  Following the delivery of the certificate and opinion described in the previous bullet point, TIG provides notice of redemption not less than 30 days, but not more than 90 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which TIG or Tyco would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

        Upon the occurrence of each of the bullet points above, TIG may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date.

  Notice of Redemption

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If TIG elects to partially redeem notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless TIG defaults in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Payment of Additional Amounts

        Unless otherwise required by law, neither TIG nor Tyco will deduct or withhold from payments made with respect to the notes and the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"). In the event that TIG or Tyco is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to any notes or the guarantee, as the case may be, TIG or Tyco, as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. The amounts that TIG or Tyco are required to pay to preserve the net amount receivable by the holders of notes are referred to as "Additional Amounts."

        Additional Amounts will not be payable with respect to a payment made to a holder of notes to the extent:

  •
  that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder and the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes, the guarantee or the indenture;

  •
  of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the notes, except as otherwise provided in the indenture;

  •
  that any such Taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period;

  •
  that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption or to provide a certificate, if:

  (1)
  the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

  (2)
  at least 60 days prior to the first payment date with respect to which TIG or Tyco shall apply this bullet point, TIG or Tyco shall have notified all holders of the notes in writing that they shall be required to provide such declaration or claim;

  •
  of any combination of the above bullet points.

        Such Additional Amounts also will not be payable where, had the beneficial owner of the notes been the holder of such notes, it would not have been entitled to payment of Additional Amounts by reason of the bullet points above.

        Each of TIG and Tyco, as applicable, will also:

  •
  withhold or deduct the Taxes as required;

  •
  remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

  •
  use its reasonable efforts to obtain from each Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

  •
  upon request, make available to the holders of the notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by TIG or Tyco or if, notwithstanding TIG's or Tyco's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable, if TIG or Tyco will be obligated to pay Additional Amounts with respect to such payment, TIG or Tyco will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the notes on the payment date.

        The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to TIG or Tyco, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

        In addition, TIG will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes.

        Whenever in the indenture, the notes, the guarantee or in this "Description of Notes" there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

Affirmative Covenants

        Under the indenture, TIG will:

  •
  pay the principal, interest and any premium on the notes when due and interest on overdue principal and interest, to the extent lawful, at the rate specified in the notes;

  •
  maintain a place of payment;

  •
  furnish to the trustee on or before March 31 of each year a certificate executed by the principal executive, financial or accounting officer as to such officer's knowledge of TIG's compliance with all covenants and agreements under the indenture; and

  •
  make available to the trustee all reports and information filed with the SEC.

Restrictive Covenants

  Limitation on the Ability to Incur Liens

        The indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the indenture), TIG will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Principal Property, or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the notes (together with, if TIG determines, any other Indebtedness of TIG ranking equally with the notes, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at TIG's option prior to) such secured Indebtedness. The foregoing covenant shall not apply to:

  •
  liens existing on the date the notes were first issued;

  •
  liens on the stock, assets or Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary unless created in contemplation of such person becoming a Restricted Subsidiary;

  •
  liens on any assets or Indebtedness of a person existing at the time such person is merged into TIG or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by TIG or any Restricted Subsidiary;

  •
  liens on any Principal Property existing at the time of acquisition thereof by TIG or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by TIG or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by TIG or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by TIG or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved;

  •
  liens securing Indebtedness owing by any Restricted Subsidiary to TIG, Tyco or a subsidiary or by TIG to Tyco;

  •
  liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

  •
  pledges, liens or deposits under worker's compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which TIG or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of TIG or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which TIG or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this bullet point, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

  •
  liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against TIG or any Restricted Subsidiary with respect to which TIG or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by TIG or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which TIG or such Restricted Subsidiary is a party;

  •
  liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of TIG or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the board of directors of TIG, do not materially impair the use of such assets in the operation of the business of TIG or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;

  •
  liens to secure TIG's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

  •
  liens not permitted by the foregoing bullet points, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all outstanding Indebtedness of TIG and its Restricted Subsidiaries (without duplication) secured by all such liens not so permitted by the foregoing bullet points, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet point under "Limitation on Sale and Lease-Back Transactions" below do not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth; and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullet points if the principal amount of Indebtedness secured thereby unless otherwise excepted under the above bullet points does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the assets (or any replacement assets) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

  Limitation on Sale and Lease-Back Transactions

        The indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the indenture), TIG will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

  •
  TIG or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the notes pursuant to "Limitation on Ability to Incur Liens" above; or

  •
  the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by TIG's board of directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of debt securities, or of Funded Indebtedness of TIG or a consolidated subsidiary ranking on a parity with or senior to the debt securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this bullet point (b) an amount equal to the sum of (i) the principal amount of debt securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by TIG within such 180-day period, excluding retirements of debt securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

        For purposes of this section "Restrictive Covenants," the following terms have the following meanings:

        "Attributable Debt" in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of TIG or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

        "Consolidated Net Worth" at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of TIG and its subsidiaries as of the end of a fiscal quarter of TIG, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

        "Consolidated Tangible Assets" at any date means the total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of TIG and its subsidiaries as of the end of a fiscal quarter of TIG, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation. "Intangible assets" means the amount (if any) which would be stated under the heading "Costs in Excess of Net Assets of Acquired Companies" or under any other heading relating to intangible assets separately listed, in each case on the face of such consolidated balance sheet.

        "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

        "Indebtedness" means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently published balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable or promissory notes payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with United States generally accepted accounting principles, and (vi) all Indebtedness of others guaranteed by TIG or any of its subsidiaries or for which TIG or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

        "Principal Property" means any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is used by any U.S. subsidiary, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the board of directors of TIG, are not collectively of material importance to the total business conducted by TIG and its Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by TIG, of less than 1.5% of Consolidated Tangible Assets.

        "Restricted Subsidiary" means any subsidiary of TIG which owns or leases a Principal Property.

        "Sale and Lease-Back Transaction" means an arrangement with any person providing for the leasing by TIG or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by TIG or a Restricted Subsidiary to such person other than Tyco, TIG or any of their respective subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

  Limitation on Tyco and TIG's Ability to Consolidate, Merge and Sell Assets

        The indenture provides that neither TIG nor Tyco will merge or consolidate with any other person and will not sell or convey all or substantially all of its assets to any person, unless:

  (i)
  either Tyco or TIG, as the case may be, shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of Tyco or TIG, as the case may be (if other than Tyco or TIG, as the case may be) (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes or the obligations under the guarantee, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the indenture to be performed or observed by Tyco or TIG, as the case may be, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such person, and (B) is an entity treated as a "corporation" for United States tax purposes or Tyco or TIG, as the case may be, obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the United States Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the notes for new debt instruments for United States federal income tax purposes; and

  (ii)
  no event of default and no event that, after notice or lapse of time or both, would become an event of default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

  Events of Default

        The following are events of default under the indenture with respect to the notes:

  •
  default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

  •
  default in the payment of all or any part of the principal of or premium, if any, on any of the notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

  •
  default in the performance, or breach, of any covenant or agreement of Tyco or TIG in respect of the notes and the guarantee (other than a covenant or agreement in respect of the notes and the guarantee a default in whose performance or whose breach is elsewhere specifically dealt with), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Tyco and TIG by the trustee or to Tyco, TIG and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of all series issued under the indenture affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

  •
  the guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by Tyco or TIG not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and such guarantee;

  •
  a court having jurisdiction in the premises shall enter a decree or order for relief in respect of TIG or Tyco in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TIG or Tyco or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

  •
  TIG or Tyco shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TIG or Tyco or for any substantial part of its property, or make any general assignment for the benefit of creditors; or

  •
  if an event of default shall happen and be continuing with respect to TIG's or Tyco's Indebtedness for borrowed money (other than Non-Recourse Indebtedness) in a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently published balance sheet of TIG or Tyco, as the case may be) in excess of $75,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten business days after notice thereof shall have been given to TIG and Tyco by the trustee or to TIG, Tyco and the trustee by the holders of at least 25% in aggregate principal amount of all of the outstanding notes; provided, that if such event of default under such indenture or instrument shall be remedied or cured by TIG or Tyco or waived by the requisite holders of such Indebtedness, then the event of default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the securityholders.

        For purposes of this section "Events of Default," the following terms have the following meanings:

        "Indebtedness" has the definition given to it in the section "Restrictive Covenants."

        "Non-Recourse Indebtedness" means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of Tyco or TIG or any subsidiary of Tyco or TIG and not to Tyco or TIG or any subsidiary of Tyco or TIG personally.

        In any event of default with respect to the notes, unless the principal of all the notes has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to TIG and Tyco (and to the trustee if notice is given by such holders), may declare the unpaid principal of all the notes to be due and payable immediately.

        The holders of a majority in principal amount of the outstanding notes may waive any default in the performance of any of the covenants contained in the indenture with respect to the notes and its consequences, except a default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default.

        Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes if the trustee determines in good faith that the proceeding could result in personal liability. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

  •
  it is not in conflict with any law or the indenture; and

  •
  it is not unduly prejudicial to the rights of the holders of the debt securities of another series issued under the indenture.

        A holder of the notes of any series will only have the right to institute a proceeding under an indenture or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request, and such holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

  •
  the trustee does not institute such action, suit or proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes other conflicting directions within 60 days after such notice, request and offer.

        The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

  Modification of the Indenture

        TIG, Tyco and the trustee may enter into a supplemental indenture or indentures without the consent of any holders of the notes with respect to certain matters, including:

  •
  to cure any ambiguity, defect or inconsistency in the indenture or any series of debt securities, including making any such changes as are required for the indenture to comply with the Trust Indenture Act, to make such other provisions in regard to matters or questions arising under the indenture as the board of directors of TIG may deem necessary or desirable, and which shall not in either case adversely affect the interest of the holders of outstanding debt securities in any material respects;

  •
  to evidence the succession of another person to Tyco or TIG, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of Tyco or TIG, as the case may be, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add covenants for the benefit of the holders of all or any outstanding series of debt securities or to surrender any of TIG's or Tyco's rights or powers;

  •
  to add any additional events of default for the benefit of the holders of all or any outstanding series of debt securities;

  •
  to change or eliminate any provisions of the indenture if the provision that is changed or eliminated does not apply to any outstanding debt securities;

  •
  to secure the debt securities or to provide that any of TIG's obligations under the debt securities or the indenture will be guaranteed and the terms of such security or guarantee;

  •
  to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

  •
  to provide for the issuance of and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of TIG shall apply to such series, to provide which of the events of default it shall apply to such series or to define the rights of the holders of any series of debt securities;

  •
  to issue additional debt securities of any series if such additional debt securities have the same terms and will be part of the series as the applicable series of debt securities to the extent required under the indenture;

  •
  to provide for a successor trustee with respect to the debt securities of one or more series and to facilitate the administration of the trust by more than one trustee;

        In addition, under the indenture, the rights of holders of a series of debt securities may be changed by TIG, Tyco and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series at the time outstanding that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

  •
  extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

  •
  reduce the rate of or extend the time for payment of interest on any debt security of any series;

  •
  reduce the premium payable upon the redemption of any debt security;

  •
  make any debt security payable in currency other than that stated in the debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case of redemption, on or after the redemption date); or

  •
  reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

        An amendment of a provision included solely for the benefit of one or more series of debt securities does not affect the interests of the holders of any other series of debt securities.

        It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

  Information Concerning the Trustee

        The trustee, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the indenture or adequate indemnity against such risk is not reasonably assured it.

        The trustee may resign with respect to one or more series of debt securities by giving a written notice to TIG and to the holders of that series of debt securities. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying TIG and the trustee. TIG may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the indenture; or

  •
  the trustee:

  (1)
  is incapable of acting,

  (2)
  is adjudged to be bankrupt or insolvent,

  (3)
  commences a voluntary bankruptcy proceeding, or

  (4)
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

        If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, TIG will appoint a successor trustee in accordance with the provisions of the indenture.

        A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the indenture.

  Payment and Paying Agents

        The interest on the notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor notes) are registered at the close of business on the regular record date for such interest.

        TIG may appoint one or more paying agents, other than the trustee, for all or any series of the debt securities. The debt securities of a particular series will be surrendered for payment at the office of the paying agents designated by TIG. If TIG does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series.

        All funds paid by Tyco or TIG to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the notes which remains unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to Tyco or TIG, as the case may be, and the holder of the notes thereafter may look only to Tyco and TIG for payment thereof.

  Governing Law

        The indenture and the notes are deemed to be a contract made under the internal laws of the State of New York, and for all purposes will be construed in accordance with the laws of New York without regard to conflicts of laws principles that would require the application of any other law except to the extent that the Trust Indenture Act is applicable.

  Defeasance of Debt Securities and Covenants Under Certain Circumstances

        TIG's obligations with respect to the notes will be discharged upon Tyco or TIG's irrevocable deposit with the trustee, in trust, of funds or governmental obligations sufficient to pay at maturity or upon redemption all of the notes which have not already been delivered to the trustee for cancellation, including:

  •
  principal;

  •
  premium, if any;

  •
  unpaid interest; and

  •
  all other payments due under the terms of the indenture with respect to the notes.

        Notwithstanding the above, TIG may not be discharged from the following obligations which will survive until the notes mature:

  •
  to make any interest or principal payments that may be required;

  •
  to register the transfer or exchange of the notes;

  •
  to replace stolen, lost or mutilated the notes;

  •
  to maintain paying agencies; and

  •
  to appoint new trustees as required.

        TIG also may not be discharged from the following obligations which will survive the satisfaction and discharge of the notes:

  •
  to compensate and reimburse the trustee in accordance with the terms of the indenture; and

  •
  to receive unclaimed payments held by the trustee for at least two years and remit such payments to the holders if required.

        Upon compliance with specified conditions, TIG will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or event of default relating to the notes. These conditions include:

  •
  the irrevocable deposit, in trust with the trustee for the benefit of the holders of the notes, of funds, or governmental obligations, in each case, sufficient to pay all the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and all other amounts payable by TIG under the indenture;

  •
  the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to covenant defeasance have been complied with;

  •
  an event of default under the indenture described in the first, second, fourth, fifth or sixth bullet points in the first paragraph under the caption "Events of Default" has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an event of default with respect to the debt securities has not occurred and is not continuing, on the date of such deposit;

  •
  the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise;

  •
  the trustee will not have a conflicting interest for the purposes of the Trust Indenture Act with respect to any debt securities due to the defeasance; and

  •
  such covenant defeasance will not result in the trust arising from such deposit constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940.

Compliance Certificates and Opinions of Counsel

        The indenture requires Tyco or TIG to furnish the following to the trustee under certain circumstances:

  •
  in the case of any redemption of debt securities prior to the expiration of any restriction on redemption contained in the debt securities or the indenture, a certificate evidencing compliance with the restriction;

  •
  as may be required by the SEC, information, documents and reports and as to compliance with or defaults under the indenture;

  •
  prior to the closing of any consolidation, merger into, sale, transfer, lease or conveyance of Tyco's or TIG's assets substantially as an entirety, a certificate and an opinion of counsel as to compliance with the indenture and the conditions set forth under the heading "Limitation on Tyco's and TIG's Ability to Consolidate, Merge and Sell Assets";

  •
  prior to any covenant defeasance, a certificate and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to satisfaction and discharge have been complied with; and

  •
  unless a certificate or opinion of counsel is not already required, in connection with any action that TIG may ask the trustee to take under the indenture, a certificate and/or an opinion of counsel as to compliance with conditions precedent in the indenture relating to the proposed action.

Trustee

        The Bank of New York will serve as the trustee for the notes. The Bank of New York serves as the trustee in connection with TIG's outstanding debt securities issued under an Indenture dated as of June 9, 1998.

        The address of the relevant corporate trust office of the trustee is The Bank of New York, 101 Barclay Street, 21W, New York, New York, 10286.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against valid delivery of outstanding notes.

        Each series of Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the applicable trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

  Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. TIG takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised TIG that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised TIG that, pursuant to procedures established by it:

(1)
upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indentures for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indentures. Under the terms of the indentures, TIG and the trustees will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither TIG, the trustees nor any of TIG's or the trustees' agents has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised TIG that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be the governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees or TIG. Neither TIG nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and TIG and the trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised TIG that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to the Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither TIG nor the trustees nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

(1)
DTC (a) notifies TIG that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, TIG fails to appoint a successor depositary;

(2)
TIG, at its option, notifies the applicable trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)
there has occurred and is continuing a default or event of default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the applicable indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by applicable law.

  Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in any Global Note as provided in the Indenture.

Agent for Service of Process

        Our agent for service of process in the State of New York for any action relating to the indenture or the notes is CT Corporation System, which currently maintains a New York City office at 111 Eighth Avenue, New York.

CERTAIN LUXEMBOURG, BERMUDA AND UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg

        The following information is of a general nature only and is based on the laws presently in force in Luxembourg. It does not purport to be a comprehensive description of all tax implications that might be relevant to an investment decision. Holders of new notes who are in doubt as to their tax position should consult a professional tax adviser.

  No withholding tax

        Under Luxembourg tax laws currently in effect, there is no withholding tax on payment of principal, premium or interest, nor on accrued but unpaid interest, in respect of the new notes, nor is any Luxembourg withholding tax payable upon the redemption of the notes. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income under which member states will be required from a date not earlier than January 1, 2005, to provide to the tax authorities of another member state details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other member state (unless during that period they elect otherwise), except that, for a transitional period, Belgium, Luxembourg and Austria will instead be required to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). The proposals are anticipated to take effect on January 1, 2005.

  Taxation of corporate Holders

  Luxembourg corporate Holders

        A corporate Holder of new notes who is a resident of Luxembourg for tax purposes, or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, is subject to Luxembourg corporation taxes in respect of the interest paid or accrued on the new notes.

        Gains realized by a corporate Holder of new notes who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, on the sale or disposal of the notes, are subject to Luxembourg corporation taxes. The exchange of the outstanding notes for new notes is deemed a disposal followed by an acquisition. Gains realized on this disposal are subject to Luxembourg corporation taxes.

        A Luxembourg Holder of new notes that is governed by the law of 31st July, 1929 on pure holding companies or by the law of 30th March, 1988 on investment funds will not be subject to any Luxembourg income tax in respect of interest received or accrued on the new notes, or on gains realized on the sale or disposal of new notes or on the exchange of outstanding notes for new notes.

  Non-resident corporate Holders

        Gains realized by a non-resident Holder of new notes who does not have a permanent establishment or fixed place of business in Luxembourg, to which the new notes are attributable, on the sale or disposal of new notes are not subject to Luxembourg income tax.

  Taxation of individual Holders

  Resident individuals

        An individual Holder of new notes who is a resident of Luxembourg for tax purposes, is subject to income tax in respect of interest paid on the new notes.

        Under Luxembourg tax laws, a gain realized by an individual Holder of new notes who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, on the sale or disposal of the new notes, including a gain realized on the exchange of the outstanding notes for new notes, is not subject to Luxembourg income tax, provided this sale or disposal took place at least six months after the acquisition of the notes. An individual Holder of new notes, who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the new notes in his taxable income.

        Gains realized by an individual Holder of new notes, who acts in the course of the management of a professional or business undertaking, who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, are subject to Luxembourg income tax at ordinary rates.

        As the exchange of the outstanding notes for new notes is deemed a disposal followed by an acquisition, capital gains realized on the exchange are subject to Luxembourg income tax.

  Non-resident individuals

        Gains realized by a non-resident Holder of new notes, who does not have a permanent establishment or fixed place of business in Luxembourg to which the new notes are attributable, are not subject to Luxembourg income tax on the sale or disposal of new notes.

  Inheritance and gift taxes

        Under present Luxembourg tax laws, in the case where a Holder of new notes is a resident for tax purposes of Luxembourg at the time of his death, the new notes are included in his taxable estate for inheritance tax purposes and gift tax may be due on a gift or donation of new notes.

  No stamp duty

        The issue of new notes by the Issuer will not be subject to a Luxembourg registration or stamp duty. The sale or disposal of such new notes will not be subject to a Luxembourg registration or stamp duty.

  Wealth tax

        Under present Luxembourg tax laws, a Holder of new notes who is a resident of Luxembourg for tax purposes, or a non-resident Holder of new notes who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, has to take into account the new notes for purposes of the Luxembourg wealth tax.

Bermuda

        Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda upon the issue, transfer or sale of the new notes, or payments made in respect of the new notes. As of the date hereof, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of securities issued by Tyco or in respect of distribution by us with respect to our securities. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations or obligations until March 28, 2016. This undertaking applies to securities issued by Tyco. It does not, however, prevent the application of

Bermuda taxes to persons ordinarily resident in Bermuda. As an exempted company, Tyco is liable to pay, in Bermuda, an annual registration fee based on its authorized share capital and the premium of its issued shares at a rate not exceeding $27,825 per annum.

United States

        The following discussion summarizes the material U.S. federal income tax consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of new notes. This summary is based on the Internal Revenue Code of 1986, referred to herein as the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will hold the new notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes. For purposes of this discussion, a "U.S. holder" means (i) a citizen or resident of the United States (as defined for federal income tax purposes); (ii) a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996. As used herein, the term "non-U.S. holder" means a beneficial owner of notes that is not a U.S. holder for U.S. federal income tax purposes.

        This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships, or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the exchange of their outstanding notes for new notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations, as well as any consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes arising under the laws of any other taxing jurisdiction.

  U.S. Holders

  Exchange Offer

        A holder of outstanding notes will not recognize any taxable gain or loss on the exchange of an outstanding note for a new note pursuant to the exchange offer, and such holder's tax basis and holding period in the new note will be the same as in the outstanding note.

  Taxation of Interest

        Interest on a new note will be includible in the gross income of a U.S. holder as ordinary income when received or accrued by such U.S. holder in accordance with its regular method of accounting for federal income tax purposes. In addition to interest on the new notes, a U.S. holder will be required to include in income any additional amounts and any tax withheld from interest payments, notwithstanding that such withheld tax is not in fact received by such holder. All such amounts should constitute foreign source interest income for United States federal income tax purposes. If any foreign income taxes were to be paid or withheld in respect of payments on the new notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a foreign tax credit. With certain exceptions, interest on the new notes included in gross income by a U.S. holder will be treated separately, together with other items of "passive" or "financial services" income of such holder, as the case may be, for purposes of computing the foreign tax credit allowable under the Code.

  Market Discount

        If a U.S. holder purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount less than the stated principal amount of the new note, the amount of such difference is "market discount" for federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

        Unless such U.S. holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a new note and any partial principal payment received on a new note generally will be treated as ordinary income to the extent of any accrued market discount on the new note. In addition, a U.S. holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a new note that has market discount.

        In general, market discount on a new note held by a U.S. holder will be considered to accrue ratably during the period from the date of purchase of the new note to its maturity date, unless such U.S. holder elects to accrue market discount on a constant yield basis. U.S. holders may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and it may not be revoked without the consent of the IRS. A U.S. holder's tax basis in the new note will be increased by the amount of any market discount included in gross income under such an election. U.S. holders that hold new notes with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

  Bond Premium

        In general, if a U.S. holder purchases a new note (or purchased an outstanding note and exchanged it for a new note) for an amount greater than the sum of all amounts payable on the new note (other than stated interest payments) after the date of purchase, the amount of such excess is "bond premium" for United States federal income tax purposes. U.S. Holders may elect to amortize bond premium over the remaining term of the new note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such U.S. holder takes stated interest into account under its regular method of tax accounting. A U.S. holder's tax basis in the new note will be reduced by the amount of bond premium so amortized. If a U.S. holder does not elect to amortize bond premium, it will be required to report the full amount of stated interest on the new note as ordinary income, even though it may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the new note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. U.S. holders that hold new notes with bond premium, should consult their tax advisors regarding the application of these rules.

  Taxation of Dispositions of New Notes

        Upon the sale, exchange, retirement or other taxable disposition of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be treated as interest income) and the U.S. holder's tax basis in the new note. A U.S. holder's tax basis in a new note will be, in general, the cost of the new note to the U.S. holder, increased by the amount of market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments received in respect of the new note. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a new note generally will be treated as United States source income or loss. Subject to the market discount rules, discussed above, gain or loss realized on the sale, exchange or retirement of a new note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the new note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a preferential rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        When required, we will report to the holders of the new notes and the IRS amounts paid on or with respect to the new notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. holders may be subject to backup withholding (currently imposed at a rate of 28%) on payments made on or with respect to the new notes and on payment of the proceeds from the disposition of a new note. In general, backup withholding will apply to a U.S. holder only if the holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed properly to report payments of interest; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

        A U.S. holder will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

  Non-U.S. Holders

  Taxation of Interest and Disposition

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on stated interest on new notes or gain upon the disposition of new notes, unless:

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

  •
  such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the new notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        If the new notes are held by a non-U.S. holder through the non-U.S. office of a non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding in certain circumstances, may apply if the new notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

  (a)
  that any new notes to be received by such holder will be acquired in the ordinary course of its business;

  (b)
  that at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

  (c)
  that such holder is not our "affiliate" (as defined in Rule 405 promulgated under the Securities Act) or an "affiliate" of any of the guarantors;

  (d)
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (e)
  if such holder is a broker-dealer (a "Participating Broker-Dealer"), such holder will receive new notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such new notes.

        We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes. If any holder is an affiliate of Tyco or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

    •
    may not rely on the applicable interpretations of the staff of the SEC; and

    •
    must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        We will not receive any proceeds from any sale of new notes by broker dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed, pursuant to the registration rights agreement, to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the old notes and new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

        TIG is a Luxembourg company and Tyco is a Bermuda company. TIG and Tyco have consented in the indenture to jurisdiction in the United States federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantees. However, substantially all of TIG's directly held assets consist of shares in its wholly-owned subsidiary Tyco Group S.a.r.l., a Luxembourg company which, through its subsidiaries, owns a substantial majority of the assets of TIG. A substantial majority of Tyco's directly held assets consists of shares in TIG. Accordingly, any judgment against TIG or Tyco in respect of the indenture, the notes or the guarantees, including for civil liabilities under the United States federal securities laws, obtained in any United States federal or state court may have to be enforced in the courts of Luxembourg or Bermuda. Investors should not assume that the courts of Luxembourg or Bermuda would enforce judgments of United States courts obtained against TIG or Tyco predicated upon the civil liability provisions of the United States federal securities laws or that such courts would enforce, in original actions, liabilities against TIG or Tyco predicated solely upon such laws.

        TIG is incorporated under the laws of Luxembourg. The members of the board of directors are non-residents of the United States and a substantial portion of its assets and those of such persons are located outside the United States. As a result, you may not be able to effect a service of process within the United States on TIG or on such persons or to enforce in Luxembourg courts judgments obtained against TIG or such persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws or other laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against TIG or such persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. securities laws.

        TIG has been advised by Allen & Overy Luxembourg, its Luxembourg counsel, that the United States and the Grand-Duchy of Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment to the District Court (Tribunal d'Arrondissement) pursuant to Section 678 of the New Luxembourg code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the U.S. judgment is enforceable (exécutoire) in the United States;

  •
  the jurisdictional ground of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the principles of natural justice have been complied with; and

  •
  the U.S. judgment does not contravene the Luxembourg internal public policy.

        In practice, Luxembourg courts now tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

LEGAL MATTERS

        Certain U.S. legal matters with respect to the new notes and the guarantee will be passed upon for TIG and Tyco by Judith A. Reinsdorf, Esq., Assistant Secretary of Tyco. Certain matters under the laws of Bermuda related to the guarantee will be passed upon for Tyco by Appleby Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Certain matters under the laws of Luxembourg related to the notes will be passed upon for TIG by Allen & Overy Luxembourg, Luxembourg counsel to TIG. Judith A. Reinsdorf will rely on Appleby Spurling & Kempe with respect to matters of Bermuda law and on Allen & Overy Luxembourg, with respect to matters of Luxembourg law.

INDEPENDENT ACCOUNTANTS

        The consolidated financial statements and financial statement schedule of Tyco as of September 30, 2003 and 2002, and for the three years in the period ended September 30, 2003 included in Tyco's Current Report on Form 8-K filed on March 10, 2004, and incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

        ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

By mail, hand delivery or overnight courier:
The Bank of New York
101 Barclay Street, 7E
New York, NY 10286
Attention: Reorganization Unit

By facsimile transmission
(for eligible institutions only)

Fax: (212) 298-1915
 Confirm by telephone:
Tel: (212) 815-6331

        (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

PROSPECTUS

Offer to Exchange
New 6% Notes due 2013
for
All Outstanding 6% Notes due 2013

March 26, 2004

        Until June 24, 2004 (90 days from the date of this prospectus), all dealers effecting transactions in the new notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

QuickLinks

Terms of the exchange offer
TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
SUMMARY
Tyco International Ltd.
Tyco International Group S.A.
Summary Consolidated Financial Data
The Exchange Offer
The New Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES OF TYCO
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF NOTES AND THE GUARANTEE
CERTAIN LUXEMBOURG, BERMUDA AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
INDEPENDENT ACCOUNTANTS